Exhibit 15

The Board of Directors and Shareholders of Harris Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Harris Corporation for the registration of debt securities, preferred stock, common stock, depositary shares and warrants of our reports dated October 31, 2012 and January 30, 2013 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Forms 10-Q for the quarters ended September 28, 2012 and December 28, 2012.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida

February 27, 2013